AXA Premier VIP Trust
N-SAR

Exhibit M. Mergers
1.)  In response to Sub-Items 77M(a) and (b), the All Asset Growth-Alt 20 Portfolio, a series of EQ Advisors Trust, pursuant to an Agreement and Plan of Reorganization and Termination, acquired the assets and liabilities of the CharterSM Alternative 100 Moderate Portfolio, a series of AXA Premier VIP Trust, effective at the close of business on May 19, 2017.  The merger was approved by the AXA Premier VIP Trust’s Board of Trustees at a meeting held on December 5, 2016.  The shareholders of CharterSM Alternative 100 Moderate Portfolio approved the merger at a special meeting held on March 28, 2017.
2.)  In response to Sub-Items 77M(a) and (b), the 1290 VT DoubleLine Opportunistic Bond Portfolio (formerly, AXA/DoubleLine Opportunistic Core Plus Bond Portfolio), a series of EQ Advisors Trust, pursuant to an Agreement and Plan of Reorganization and Termination, acquired the assets of the CharterSM Interest Rate Strategies Portfolio and CharterSM Income Strategies Portfolio, each a series of AXA Premier VIP Trust, effective at the close of business on May 19, 2017.  The mergers were approved by the AXA Premier VIP Trust’s Board of Trustees at a meeting held on December 5, 2016.  The shareholders of Charter Interest Rate Strategies Portfolio and Charter Income Strategies Portfolio approved the mergers at a special meeting held on March 28, 2017 and April 17, 2016, respectively.
3.)  In response to Sub-Items 77M(a) and (b), the CharterSM Moderate Portfolio, pursuant to a Plan of Reorganization and Termination, acquired the assets and liabilities of the CharterSM International Moderate Portfolio, a series of AXA Premier VIP Trust, effective at the close of business on May 19, 2017.  The merger was approved by the AXA Premier VIP Trust’s Board of Trustees at a meeting held on December 5, 2016.  The shareholders of the CharterSM International Moderate Portfolio approved the merger at a special meeting held on March 28, 2017.
4.) In response to Sub-Items 77M(a) and (b), the EQ/PIMCO Global Real Return Portfolio, a series of EQ Advisors Trust, pursuant to an Agreement and Plan of Reorganization and Termination, acquired the assets and liabilities of the CharterSM Real Assets Portfolio, a series of the AXA Premier VIP Trust, effective at the close of business on May 19, 2017.  The merger was approved by the AXA Premier VIP Trust’s Board of Trustees at a meeting held on December 5, 2016.  The shareholders of the CharterSM Real Assets Portfolio approved the merger at a special meeting held on March 28, 2017.